Exhibit 4.9

2018 STOCK INCENTIVE PLAN

OF

RESIDEO TECHNOLOGIES, INC. AND ITS AFFILIATES

FORM OF PERFORMANCE UNIT AGREEMENT

PERFORMANCE UNIT AGREEMENT (this “Agreement”) as of the [DAY] day of [MONTH, YEAR] (the “Award Date”) between Resideo Technologies, Inc. (the “Company”) and [EMPLOYEE NAME] (the “Participant”).

1.

Grant of Performance Unit Award. The Company has granted you performance units as an Award subject to the satisfaction of performance conditions (the “Performance Units”), subject to the terms of this Agreement and the terms of the 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates (the “Plan”). The number of Performance Units awarded to you represents a target award for the applicable Performance Cycle (as defined below) (the “Target Award”).

[The details for this grant can be found on [•]. The Company reserves the right to change or correct any information contained on the [•] website to reflect the terms of the Award actually made by the Company on the Grant Date or the Plan.]1

2.	Definitions. For purposes of this Agreement, the following definitions apply:

a.

“Actual Award” means (A) the product of (i) the Plan Payout Percentage (as determined under Section 3), and (ii) your Target Award. Notwithstanding anything in this Agreement to the contrary, the Committee may reduce the amount of your Actual Award in its sole discretion.

b.	“Performance Cycle” means the [INSERT PERFORMANCE CYCLE DATES].

3.	Performance Measures. The Plan Payout Percentage shall be determined based on

[DESCRIBE PERFORMANCE MEASURES].

4.	Target Value. Each Performance Unit has a target value of $[•] (the “Target Value”).

5.

Timing of Payments. Except as otherwise provided in this Agreement, the vesting and payment of an Actual Award is contingent upon (i) the achievement of a Plan Payout Percentage based on the Performance Measures as described in Section 3, and (ii) you remaining actively employed by the Company on the payment date.

Thus, for example, if you are receiving pay from the Company but not actively performing services on the payment date (including, but not limited to, severance periods, notice periods, and grandfathered vacation periods), you will not be considered “active” for purposes of payment of the Actual Award.

[1]	This information regarding the external plan administrator may be included in individual grants as applicable.

If an Actual Award is earned, you will receive the resulting payout no later than [March 15th] of the year following the end of the Performance Cycle (subject, of course, to the active employment criteria described herein).

6.

Form of Payment. The Actual Award shall be paid in a single lump sum, either in cash or shares of the Company’s common stock (“Shares”), at the discretion of the Committee. Your Actual Award shall be expressed in U.S. dollars. Cash payment shall be made in the same currency as your pay (“Local Currency”). If you receive pay in more than one Local Currency, the currency used for payment will be at the discretion of the Company or your employer. The Company will convert your Actual Award from U.S. dollars to your Local Currency using the exchange rate in effect for the compensation planning cycle in the year of payment (i.e., the same rate used for converting annual bonuses to local currency in the first quarter of the year of payment). If your Actual Award is paid in Shares, the number of Shares shall be determined by dividing the Actual Award by the Fair Market Value (as defined in the Plan) of the Shares on the last day of the Performance Cycle. Fractional Shares will be paid in cash. No payments will be credited with interest, and you may not defer any portion of the Actual Award.

7.

Termination of Service. Except as otherwise provided in this Agreement, if your Termination of Service occurs for any reason other than death or Disability before the payment date, the Performance Units will immediately be forfeited and your rights with respect to future payments under this Agreement will end.

8.

Death or Disability. If your Termination of Service occurs because of death or you incur a Disability before the payment date, you or your estate will receive the prorated value of your Actual Award. The prorated value of the Actual Award shall be determined by multiplying the Actual Award by a fraction, the numerator of which is the number of days you were actively employed before your death or Disability from your first eligibility date to the last day of the Performance Cycle, and the denominator of which is the total number of days from your first eligibility date to the last day of the Performance Cycle. Such prorated Actual Award shall be paid in a single lump sum at the same time payments are made to other Performance Unit grantees.

9.	Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control (as defined in the Plan), the following provisions apply:

a.

Rollover of Performance Units. If your Performance Units are adjusted or exchanged pursuant to the Plan (concerning rollover of outstanding awards in certain circumstances), then (x) if you incur an involuntary Termination of Service not for Cause (as defined in Section 2 of the Plan) or a voluntary Termination of Service for Good Reason (as defined in Section 2 of the Plan) on or before the second anniversary of the date of the Change in Control and after the Performance Cycle has ended, your unpaid Actual Award will be paid (in cash or Shares, as determined by the Committee) no later than the earlier of 90 days after the Termination of Service or two and one-half months after the end of the calendar year in which the Termination of Service occurs, or (y) if you incur an involuntary Termination of Service not for Cause (as defined in Section 2 of the Plan) or a voluntary Termination of Service for Good Reason (as defined in Section 2 of the Plan) during the two-year period following the Change in Control and before the Performance Cycle has ended, an amount equal to the Target Value, prorated to reflect the portion of the full Performance Cycle that elapsed before such Termination of Service, will be paid (in cash or Shares, as determined by the Committee) no later than the earlier of 90 days after the Termination of Service or two and one-half months after the end of the calendar year in which the Termination of Service occurs.

b.

Cashout of Awards. Unless adjusted or exchanged pursuant to the Plan, an amount equal to the Actual Award, determined based on achievement of the Performance Measures through the date of the Change in Control (as determined by the Committee prior to the Change in Control), and pro-rated to reflect the portion of the Performance Cycle that elapsed prior to the Change in Control, will be paid (in cash or Shares, as determined by the Committee) no later than the earlier of 90 days after your Termination of Service (if applicable) or two and one-half months after the end of the calendar year in which the Change in Control occurs.

10.

Change in Status. If your role within the Company changes during the Performance Cycle such that you would no longer be eligible to receive Performance Units, this Agreement shall remain in full force and effect as if no such change had occurred.

11.	[Requirements for and Forfeiture of Award.

a.

General. The Award is expressly contingent upon you complying with the terms, conditions and definitions contained in this Section 11 and in any other agreement that governs your noncompetition with the Company and its Affiliates, your nonsolicitation of employees, customers, suppliers, business partners and vendors of the Company and its Affiliates, and/or your conduct with respect to trade secrets and proprietary and confidential information of the Company and its Affiliates. For the avoidance of doubt, for purposes of this Section 11, the term “Company and its Affiliates” shall include Resideo Technologies, Inc. and its predecessors, designees and successors, as well as its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of assets, stock, merger or otherwise.

b.	Remedies.

1.

You expressly agree and acknowledge that the forfeiture provisions of Section 11(b)(2) of this Agreement shall apply if, from the Grant Date until the date that is [twenty-four (24)] months after your Termination of Service for any reason, you (i) enter into an employment, consultation or similar agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which the Company or its Affiliates are engaged if the business is competitive (in the sole judgment of the Committee) with the Company or its Affiliates and the Committee has not approved the agreement or arrangement in writing, or (ii) make any statement, publicly or privately (other than to your spouse and legal advisors), which would be disparaging (as defined below) to the Company and its Affiliates or their businesses, products, strategies, prospects, condition, or reputation or that of their directors, employees, officers or members; provided, however, that nothing shall preclude you from making any statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body, or (iii) write or contribute to a book, article or other media publication, whether in written or electronic format, that is in any way descriptive of the Company or its Affiliates or your career with the Company or its Affiliates without first submitting a draft thereof, at least thirty (30) days in advance, to the Company’s [Senior Vice President, General Counsel and Corporate Secretary] or his or her delegate, whose judgment about whether such book, article or other media publication is disparaging shall be determinative; or such a book, article or other media publication is published after a determination that it is disparaging; provided, however, that nothing herein shall preclude you from reporting (in good faith) possible violations of federal law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and/or any agency Inspector General, or making any other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or from otherwise making any statement (in good faith) which is required by any applicable law or regulation or the order of a court or other governmental body.

For purposes of this Section 11(b)(1), the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse, or derogatory impression about the subject of the statement or representation or which is intended to harm the reputation of the subject of the statement or representation.

2.

In addition to the relief described in any other agreement that governs your noncompetition with the Company or its Affiliates, your nonsolicitation of the employees, customers, suppliers, business partners and vendors of the Company or its Affiliates, and/or your conduct with respect to the trade secrets and proprietary and confidential information of the Company or its Affiliates, if the Committee determines, in its sole judgment, that you have violated the terms of any such agreement or you have engaged in an act that violates Section 11(b)(1) of this Agreement, (i) any payment that has not yet been vested, earned or paid under this Agreement shall immediately be cancelled, and you shall forfeit any rights you have with respect to such payment as of the date of the Committee’s determination, and (ii) you shall immediately deliver to the Company cash equal in value to the gross Actual Award you received under this Agreement during the period beginning twelve (12) months prior to your Termination of Service and ending on the date of the Committee’s determination.

3.

Notwithstanding anything in the Plan or this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to you pursuant to the Plan, and you agree to comply with any Company request or demand for recoupment.]

12.

Withholdings. The Company or your local employer shall have the power and the right to deduct or withhold, or require you to remit to the Company or to your local employer, prior to any issuance or delivery of a payment, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld as determined by the Company or your local employer.

13.	Adjustments. Any adjustments to the Performance Units will be governed by Section 5.3 of the Plan.

14.

Transfer of Awards. You may not transfer any interest in your Performance Units or any portion of your Actual Award except by will or the laws of descent and distribution [or except as otherwise permitted by the Committee and as specified in the Plan]. Any other attempt to dispose of your interest will be null and void.

15.

Plan Terms Govern. This award (including the vesting of and payment for Performance Units, the disposition of any Shares received for Performance Units, and the treatment of gain on the disposition of any such Shares) are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review. Without limiting the generality of the foregoing, you agree that all determinations made by the Committee of the Performance Measures described in Section 3 shall be final, binding and conclusive on you in accordance with Article III of the Plan.

16.	Personal Data.

a.

By entering into this Agreement, and as a condition of the grant of the Performance Units, you acknowledge that your personal data is collected, used, and transferred in view of the performance of this Agreement as described in this Section 16, which is to the full extent permitted by and in full compliance with applicable law.

b.

You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all restricted units or other entitlement to shares or cash awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

c.

You understand that part or all of your Data may be also collected, used, or held by the Company or its Affiliates for the purpose of managing and administering this award or any previous award/incentive plans. Specifically, your Data is transferred to, and/or collected, used, or held by [the Compensation & Benefits Department (at the business and Corporate levels), your local, regional and SBG business managers, the Company’s senior executives (e.g., SVP-HR, CEO), the Committee, and Morgan Stanley]. The Company stores your Data for this purpose [until the last payment date described in this Agreement OR for a period of xx years / months / days].

d.

You understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (the “Data Recipients”).

e.

You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

f.

You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data or request that any necessary amendments be made to it. To exercise your data privacy rights, refer to the Company’s Data Privacy Global Policy [located on the Intranet / provide link to policy / otherwise describe how to find the policy].

g.

As soon as your Data is transferred to a third party Data Recipient (e.g., Morgan Stanley), (i) the Data Recipient becomes responsible for this Data (as a data controller), (ii) the Data will be subject to the Data Recipient’s privacy statements and notices, (iii) the Company and its Affiliates will no longer be responsible for the transferred Data, and (iv) you should refer to the Data Recipient’s statements and notices about its data protection policies and practices.

17.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

a.

The Company (and not your local employer) is granting these Performance Units. This Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

b.	The Company may administer the Plan from outside your country of residence and United States law will govern all Performance Units granted under the Plan.

c.	Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

d.

The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

e.

The grant of Performance Units hereunder, and any future grant of Performance Units under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Performance Units nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.

f.

The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

g.	Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.

18.

Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of your Actual Award is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Agreement. You have no rights as a shareowner of the Company unless and until Shares are actually delivered to you.

19.

Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Performance Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Performance Units. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

20.

Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect.

Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

21.

Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

22.

Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Section 409A of the Code, the Treasury regulations and other guidance thereunder.

23.

Acknowledgements. By accepting this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award, and that any prior agreements, commitments, or negotiations concerning the Award are replaced and superseded.

24.

Award Acceptance. To retain this Award, you must accept it by signing the Agreement below and, by signing this Agreement, you will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan. Return the signed Agreement to [•].

I Accept:

Print Name	EID
Signature	Date